                                                                   Exhibit 10.23
    CONFIDENTIAL TREATEMENT REQUESTED: CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                              DISTRIBUTOR AGREEMENT


         This Agreement is made June 1, 2000, between NOMOS(R)Corporation (the "Company") and Unison Company, Ltd. (the "Distributor").

                                    PREAMBLE

         Company manufactures and sells the products listed on Exhibit A (the "Products"). Distributor desires to purchase the Products from Company for resale in the market area of Taiwan (the "Territory"). Company desires to appoint Distributor as its independent exclusive distributor and Distributor desires such appointment on the terms and conditions set forth in this Agreement, including any attached Exhibit or Schedule. Therefore, the parties, intending to be legally bound, agree as follows.

                                    AGREEMENT

1.       Appointment, Acceptance and Scope.

         (a) Exclusive Appointment. Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor, and Distributor agrees to act, as the exclusive independent distributor for Company for the sale of the Products to customers located in the Territory (the "Customers"). Distributor shall limit its activities with respect to the Products to Customers located within the Territory and refrain from selling or otherwise transferring the Products to any person outside the Territory. Company shall not sell or otherwise supply, directly or indirectly, the Products in the Territory except by sale through the Distributor. Notwithstanding the exclusive appointment, sales of the Products to the U.S. Government and any branch, agency, office or division thereof (collectively "U.S. Government") are expressly excluded from this appointment. The exclusive nature of this appointment does not apply to products sold pursuant to those agreements set forth and described on Exhibit B or sales to the Protected Accounts identified in Exhibit C.

         (b) Territory. The Territory assigned to Distributor under this Agreement is Taiwan.

         (c) Products. The Products manufactured and sold by Company to Distributor are described on Exhibit A.

         (d) Relationship of Parties. Distributor is not and shall not be deemed to be the employee, legal representative, dealer, general agent, joint venture or partner of Company for any purpose. Distributor acknowledges that Company has not granted it any authority to make changes to Company's terms and conditions of sale, grant any warranties in excess of those extended by Company or limit its liabilities or remedies less than Company or limit its liabilities and remedies, sign quotations, incur obligations (expressed or implied), or in general enter into contracts on behalf of Company or bind Company in any transaction with customers, governmental agencies or third parties. Distributor shall not misrepresent its authority.

         (e) Assignment. Distributor has no right to assign this contract to a third Party without written approval of the Company.

2.       Orders, Price, Terms of Sale and Payment.

         (a) Communications Pursuant to this Agreement and Orders. All orders from Distributor hereunder shall be subject to, and shall become binding on Company only upon, written acceptance by an authorized representative of Company at its corporate office located in Sewickley, PA.

         (b) Prices and Shipment. Company agrees to sell, and Distributor agrees to purchase, the Products in accordance with Company's then current Distributor's List Prices and Volume Discounts, a current copy of which is set forth on Schedule A. Company reserves the right, in its sole discretion, to raise or lower the Distributor's List Prices and Volume Discounts and/or change the list of Products set forth on Schedule A upon ninety(90) days' prior written notice to Distributor; provided, however, that after acceptance by Company of a purchase order from Distributor, Company shall not raise the Distributor's List Prices and Volume Discounts for that purchase order. Except as otherwise agreed to in writing by Company, all prices are quoted FCA (INCOTERMS 1990) Company's facilities, Sewickley, PA or such other point of shipment as Company may, in its sole discretion, designate ("FCA"). Risk of loss shall pass to Distributor upon delivery, FCA, of the Products to the first carrier in Pennsylvania, or such other location as designated by Company. Notwithstanding such FCA designation, Company shall assist Distributor in securing transportation facilities without, however, assuming any responsibility or liability for such assistance and/or transportation facilities. Unless otherwise agreed to in writing by Company, all charges for freight, air shipment, loading, handling, packaging, insurance, and other shipping expenses and costs will be at the sole expense, and for the account, of Distributor. Claims for any damage to the Products in transit must be made by Distributor to the carrier directly.

         (c) Terms of Sale. All sales by Company shall be in accordance with the terms and conditions of this Agreement. Company reserves the right to amend, modify and change its terms and conditions of sale upon ninety (90) days' prior written notice to Distributor. The Company's terms and conditions of sale are applicable only between Distributor and Company and shall not inure to the benefit of, or be enforced against Company by, Distributor's customers unless specifically agreed to in writing by Company. Cooperation by Company with Distributor, including, but not limited to, direct pre- or post-sales contacts between Company and Distributor's customers, shall not be deemed to vary or waive this provision.

         (d) All products shall be offered by the distributor to end users subject to the terms and conditions set forth in Attachment A hereto.

         (e) Payment. All payments from Distributor to Company shall be made, in Company's sole discretion, in U.S. Dollars. All sales will require payment of [***]% of the total

-----------------

* * * Confidential material redacted and filed separately with the Commission.

order amount upon acceptance of the order, [* * *]% to be due upon notification of shipment and the final [* * *]% due upon acceptance or first clinical use, whichever occurs first, unless otherwise agreed.

         (f) Resale of the Products. Distributor shall be free to resell the Products for such prices and upon such terms and conditions as Distributor may see fit in its sole discretion (except as provided in Section 1(e)). Company shall have no control over or any liability in connection with the price at which Distributor resells the Products.

         (g) Distributor will provide installation, service, warranty and training for all Products which Distributor shall sell in the Territory. Distributor will also provide installation, service, warranty and training for Products sold by Company's OEM partners specified in Exhibit B. As compensation for providing these services in connection with OEM sales and Protected Accounts, Distributor will receive the Special Commission and the Installation and Warranty /Training Allowance specified in Schedule A.

3. Distributor's Representations. In order to induce Company to enter into this Agreement, Distributor makes the following representations, warranties and covenants:

         (a) Distributor is a company duly organized, validly existing and in good standing in Taiwan, is qualified to do business and in good standing in each jurisdiction located within the Territory and is and will remain in compliance with all applicable laws and regulations in the conduct of its business and, specifically, in its sale of the Products and provision of services hereunder.

         (b) This Agreement is the binding legal obligation of Distributor and is enforceable in accordance with its terms.

4. Responsibilities of Distributor. In order to induce Company to enter into this Agreement, and as a condition of its continuing effectiveness, Distributor agrees that it will diligently perform the services and obligations detailed in Schedule B. Distributor acknowledges that the responsibilities of Distributor set forth in Schedule B were established between the parties after a detailed analysis of the conditions of the Product industry in the Territory and are acknowledged to be reasonable by Distributor in light of current and anticipated market conditions for the Products in the Territory. The detailed operations of Distributor under this Agreement are under the sole and exclusive control of Distributor including without limitation supervision of, and liability for expenses incurred with respect to, employees. Distributor must document and forward any complaints or product problems directly to Company according to Company's complaint handling policies and procedures.

5. Responsibilities of Company. Company will (a) provide Distributor, without charge, with reasonable quantities of promotional literature, brochures and commercial and technical information regarding the Products. At Distributor's option, Distributor may reproduce the


-----------------

* * * Confidential material redacted and filed separately with the Commission.

promotional literature and brochures provided by Company, at Distributor's cost and expense in the Territory, or purchase from Company, FCA Company's facilities in Sewickley, PA or such other place as Company shall reasonably designate, additional copies of the promotional literature and brochures, for a price equal to Company's printing and other costs; (b) inform Distributor of acceptance, rejection, or non-execution of any order submitted by Distributor within a reasonable time after its receipt; (c)provide such sales support and technical training to Distributor and its personnel as deemed appropriate by Company in its sole discretion; and (d) provide Distributor with a copies of its then standard terms and conditions of sale, Product list and then current U.S. Dollar price list for the Products.

6.       Confidentiality and Non-Competition.

         (a) Confidentiality Distributor will not, and shall cause its employees, agents, and principals not to, without the written consent of Company during the term of this Agreement or at any time thereafter, disclose to any other person or organization or use in any way for Distributor's benefit (except as expressly authorized herein) or the benefit of any other person or entity any commercial, technical, research and other information in tangible and intangible form from Company (including but not limited to Product specifications and processes, Customer lists and information regarding pricing, sales methods, delivery dates and Customers and potential customers), all of which may include trade secrets and ideas and other information which is special, valuable and confidential property of Company ("Confidential Information"). Distributor's obligation in this respect shall not apply to the extent Distributor demonstrates to Company's reasonable satisfaction that (i) such information was known to Distributor prior to the execution of this Agreement, (ii) such information was acquired by Distributor without breach of this Agreement or
(iii) such information is generally known to the public.

         (b) Non-Competition. During the term of this Agreement, and for a period of twelve (12) months after termination or expiration of this Agreement, Distributor shall not (i) endorse, promote, sell, distribute, solicit orders for or otherwise dispose of, directly or indirectly, any Products within the Territory which are similar to or competitive with the Products, (ii) consult with, advise or assist in any way, whether or not for consideration, any person or entity to endorse, promote, sell, distribute, solicit orders for or otherwise dispose of, directly or indirectly, any Products within the Territory which are similar to or competitive with the Products, (iii) induce or attempt to induce any customer or supplier of Company to reduce the business done by such customer or supplier with Company and/or (iv) engage in any practice the purpose or result of which is to circumvent the provisions of this covenant not to compete.

         (c) Injunctive Relief and Reformation. Distributor acknowledges that Company would be irreparably damaged in the event that any of the provisions of this Section are not performed by Distributor in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Company shall be entitled to an injunction or injunctions to prevent breaches of this Section by Distributor and shall have the right to specifically enforce this Section and the terms and provisions hereof against Distributor in addition to any other remedy to which it may be entitled at law or in equity. If any court shall finally determine that the restraints provided for herein are too broad as to the geographical area, activity or time covered, that area, activity or time may be reduced to whatever extent the court deems reasonable and appropriate, and the covenants contained in this Section as well as the remainder of this Agreement shall be enforced as to such reduced area, activity and duration.

7.       Duration and Termination.

         (a) Effective Date and Duration. This Agreement shall become effective on the date written above and shall continue in effect for a period of two (2) years. Upon expiration, this Agreement may be renewed for such additional period as the parties may then agree.

         (b) Termination by Company. Company may terminate this Agreement prior to its expiration upon one (1) year prior registered written notice to Distributor, or with a thirty (30) days notice in the occurrence of any of the following events: (i) Distributor becomes insolvent, or institutes (or there is instituted against it) proceedings in bankruptcy, insolvency, dissolution makes an assignment for the benefit of creditors or becomes nationalized or has any of its material assets confiscated or expropriated; (ii) Distributor attempts to sell, assign, delegate or transfer any of its rights and obligations under this Agreement or Distributor is dissolved, or substantially changes its line of business; sells substantially all of its assets or suffers a material change in ownership; (iii) Distributor fails to perform the service and obligations detailed in Schedule B; and/or (iv) Distributor commits a material breach of this Agreement, including without limitation any breach of Section 2(d) "Payment" and Section 6(b) "Non-competition"

         (c) Termination by Distributor. Distributor may terminate this Agreement prior to its expiration upon one year's prior registered written notice to Company. Or with a thirty (30) days notice in the occurrence of any of the following events: (i) Company commits a substantial breach of this Agreement and fails to remedy it within a reasonable period of time; and (ii) Company becomes insolvent, or institutes proceedings in bankruptcy, insolvency, reorganization, or dissolution which are not dismissed within 60 days, or makes an assignment for the benefit of creditors.

8.       Rights of Parties on Termination.

         (a) Obligations After Termination. In the event that this Agreement is terminated or expires on its own terms, Company shall have no further responsibilities to Distributor except that in the event the Agreement terminates for any reason other than a breach hereof by Distributor Company shall be obligated to process orders accepted by Company prior to the effective date of such termination or expiration or within 30 days thereafter.

         (b) Sole and Exclusive Remedy. Distributor's right to receive post-termination or expiration compensation under subsection (a) of this Section shall constitute Distributor's sole and exclusive remedy for or arising out of termination or expiration of, or failure to renew, this Agreement and shall be in lieu of any and all other claims Distributor may have against Company as a result thereof. Under no circumstances shall Company be liable to Distributor by reason of termination, expiration or non-renewal of this Agreement for compensation, reimbursement or damages for: (i) loss of prospective compensation or profits, (ii) goodwill or loss thereof, and/or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence or continuation of this Agreement.

         (c) Return of Materials. Within thirty (30) days after expiration or termination of this Agreement for any reason, Distributor shall deliver to Company all tangible Confidential Information, sales literature and any other information supplied to Distributor by Company.

         (d) Survival. Notwithstanding anything to contrary set forth herein, no termination of this Agreement shall relieve any party from any obligations pursuant to Section 9 below or any other obligations hereunder which are outstanding on, or relate to matters or claims occurring or arising prior to, the date of such termination or which survive such termination by their own terms.

9.       Indemnification, Limitation of Liability and Remedy.

         (a) Indemnification. Distributor shall indemnify, hold harmless and defend Company and its officers, directors, agents, employees, and affiliates, at Distributor's expense, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against, or are suffered or incurred by Company or any such person resulting from any acts or omissions of Distributor relating to this Agreement, including without limitation (i) any negligent or tortious conduct, (ii) any acts or omissions of Distributor in selling the Products and in performing services pursuant to this Agreement, (iii) any representations or statements not specifically authorized by Company in writing, including the extension of any warranties on Products or services provided by Company, (iv) failure or any breach of any of the representations, warranties, covenants or conditions of Distributor contained in this Agreement and (v) any violations of applicable laws or regulations.

         (b) Indemnification. Company shall indemnify, hold harmless and defend Distributor and its officers, directors, agents, employees, and affiliates, at Companies expense, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against, or are suffered or incurred by, Distributor or any such person resulting from any acts or omissions of Company relating to this Agreement, including without limitation
(i) any negligent or tortious conduct, (ii) any acts or omissions of Company in the supply and performance of the Products and in performing services pursuant to this Agreement, (iii) failure or any breach of any of the representations, warranties, covenants or conditions of Supplier contained in this Agreement and
(iv) any violations of applicable laws or regulations, (v) any patents and or trademark claims.

         (c) Limitation of Liability. Company shall not be liable to Distributor, or to any customer of Distributor, for any SPECIAL, INDIRECT, CONTINGENT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR FOR LOSSES OR DAMAGES CAUSED DIRECTLY OR INDIRECTLY BY THE PRODUCTS OR FAILURE TO DELIVER THE

PRODUCTS. In no event shall Company's damages to Distributor exceed Distributor's actual damages.

         (d) Limitation of Remedy. If Company should be held liable for damages to Distributor for any cause arising out of this Agreement, or its breach, such damages, in the aggregate, shall not exceed the lesser of (i) the purchase price for all Products purchased and paid for by Distributor during the calendar year during which such claim arose, or (ii) actual damages incurred. Distributor expressly waives its right to collect any greater amount.

         (e) Survival. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 9 shall expressly survive the termination or expiration of this Agreement.

10. Unavailability of the Products; Delays in Delivery. Distributor expressly agrees and acknowledges that Company shall in no way be liable to Distributor or to any Customers for (a) Company's inability to supply any particular quantity of the Products or (b) Company's delay in delivery of the Products due to any cause or circumstance beyond the reasonable control of Company, including without limitation a demand for such Products and other products manufactured by Company which exceeds Company's ability to supply them, earthquakes, fire, accidents, floods, storms, other Acts of God, riots, wars, rebellions, strikes, lockouts or other labor disturbances, national or international emergencies, failure to secure materials or equipment from usual sources of supply, failure of carriers to furnish transportation, government rules, regulations, acts, orders, restrictions or requirements or any other costs or causes of like or different nature. No such inability to deliver or delay in delivery shall invalidate the remainder of this Agreement.

11. Trademarks. Distributor shall not dispute or contest for any reason whatsoever, directly or indirectly, during the term of this Agreement and thereafter, the validity, ownership or enforceability of any of the trademarks of Company, nor directly or indirectly attempt to acquire or damage the value of the goodwill associated with any of the trademarks of Company, nor counsel, procure or assist any third party to do any of the foregoing. Distributor will not institute any proceedings with respect to the trademarks of Company either in Distributor's own name or on behalf of Company without express written permission of Company. Distributor shall assign to Company, without charge, any rights in the trademarks of Company that may inure to the benefit of Distributor pursuant to this Agreement or otherwise. Distributor shall execute any documents or do any acts that may be required to accomplish the intent of this Section. The trademarks, which belong to Distributor, are excluded from this agreement.

12. U.S. Regulations. Distributor warrants that it is and will remain in compliance with all export and re-export requirements, including, but not limited to the Export Administration Act and regulations, the Arms Export Control Act and regulations, the Trading with the Enemy Act and regulations and any orders and licenses issued thereunder (collectively the "Export Laws"). Distributor additionally warrants that it has not been, and is not currently, debarred, suspended, prohibited or impaired from exporting, re-exporting, receiving, purchasing, procuring, or otherwise obtaining any product, commodity, or technical data regulated by any agency of the government of the United States. In particular, Distributor hereby gives assurance that unless notice is given to and prior authorization is obtained as required by the Export Laws, Distributor will not knowingly re-export, directly or indirectly, any Products or any technical data transferred by Company to Distributor to any destination or person or entity in violation of the Export Laws.

13.      General Provisions.

         (a) Amendments. This Agreement may be amended only in writing and signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

         (b) Governing Law. This Agreement shall be construed and the relations of the parties shall be determined in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws, expressly excluding the application of the U.N. Convention for the International Sale of Goods. Subject to the provisions of Section 7(b)(iv), if any provision of this Agreement is in violation of any applicable law, such provision shall to such extent be deemed null and void, and the remainder of the Agreement shall remain in full force and effect. Both parties expressly waive and disavow any rights that may accrue under any other body of law. Distributor consents that lawful and valid service of process may be made in the manner prescribed in Section 13(i), Notices.

         (c) Arbitration. Except as provided in Section 6 (c) above, any claim, controversy or dispute arising between the parties with respect to this Agreement (a "Dispute"), to the maximum extent allowed by applicable law, shall be submitted to and finally resolved by, binding arbitration. Either party may file a written Demand for Arbitration with the American Arbitration Association's Pittsburgh, Pennsylvania Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The venue for the arbitration shall be the Pittsburgh, Pennsylvania office of the American Arbitration Association. The arbitration shall be conducted before one arbitrator selected through the American Arbitration Association's arbitrator selection procedures. The arbitrator shall promptly meet, fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than five Business Days. The arbitrator shall render a decision within 10 days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrator shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction.

         (d) Assignment. A consideration for Company entering into this Agreement is the reputation, qualifications and abilities of Distributor and employees of Distributor. Accordingly, Distributor shall not assign, pledge or otherwise transfer any of its rights, interest or obligations hereunder, whether by operation of law or otherwise, without the prior consent of Company.

         (e) Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

         (f) Cumulative Remedies. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies, which the parties would otherwise have. No single or partial exercise of any such right or remedy by a party, and no discontinuance of steps to enforce any such right or remedy, shall preclude any further exercise thereof or of any other right or remedy of such party.

         (g) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         (h) Exhibits and Schedules. The Exhibits and Schedules attached hereto are an integral part hereof and all references herein to this Agreement shall include such Exhibits and Schedules.

         (i) Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

                  (i)  Shall be in writing;

                  (ii) Shall be sent by messenger, certified or registered mail, a reliable express delivery service or telecopy (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(is) or number(s) set forth below; and

                  (iii) Shall be deemed to have been given on the date of receipt by the addressee, as evidenced by (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service, or (B) a receipt generated by the sender's telecopy showing that such communication was sent to the appropriate number on a specified date, if sent by telecopy. All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five days' prior notice:

                   If to Company:           NOMOS Corporation
                                            2591 Wexford Bayne Rd.
                                            Sewickley, PA 15143
                                            Attn: William W. Wells
                                            Fax No. :+1 (724) 934 2766

                   If to Distributor:       Unison Company, Ltd.
                                            14th Floor, No.  17
                                            Tun Hwa S. Road, Sec. 2
                                            Taipei 10G, Taiwan, R.O.C.
                                            Attn: David Wang
                                            Fax No.:  +011886-2-2706-5300

         (j) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (k) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

         (l) Language. This Agreement has been discussed, is written in and shall be interpreted in the English language. Any brochures, data or documents provided by Company pursuant to this Agreement may not be translated into a foreign language without the prior written consent of Company.

Unison Company, Ltd.                    NOMOS Corporation


By: /s/ C.D. Shih                       By:/s/ John Friede
    -----------------------------          -------------------------------------
    C.D. Shih, President                   John Friede

                              EXHIBIT A - PRODUCTS

                                    CORVUS(R)

                                     CORVUS+

                                    MlMiC(R)

                                BASIC PEACOCK(R)

                                    PEACOCK +

                              STEREOTACTIC PEACOCK

                                     BAT(R)

                              RAPTORT(TM) BASIC 2D

                               RAPTOR EXPANDED 2D

                                    RAPTOR3D


                        PACKAGE COMPONENTS
                        ------------------

 CORVUS+              BASIC PK         PK+PKG                STEREO.  PK PKG
 -------              --------         ------                ---------------

 CORVUS               CORVUS           CORVUS                CORVUS

 IMAGE FUSION         MImiC            MImiC                 MImiC

 PHANTOM PLAN         CRANE II         CRANE II              CRANE II

 VERIFICATION                          HEAD FIXATION         HEAD FIXATION
 PHANTOM
                                                             STEREOTACTIC
                                                             PACKAGE

                                    EXHIBIT B

                       EXCEPTIONS TO EXCLUSIVE APPOINTMENT


1. OEM Distribution Agreement with Marconi Medical Systems, which provides for the right to sell NOMOS products worldwide, with the exception of The People's Republic of China and Hong Kong.

1.       OEM Distribution Agreement with Siemens Medical Systems, Inc

2.       OEM Distribution Agreement with Elekta Oncology Systems, Inc. (pending)

                                    EXHIBIT C

                               PROTECTED ACCOUNTS


3.       Lo-Tung Po Ai Hospital, Lo-Tung, Taiwan, R.O.C.

                                   SCHEDULE A

              INTERNATIONAL DISTRIBUTOR PRICES AND ALLOWANCES (US$)

---------------------- -------------- ----------------------------- --------------------------------------------
                                      FOR SALES BY UNISON           TO UNISON FOR SALES BY OTHERS (OEM)
---------------------- -------------- -------------- -------------- ----------------------- --------------------
SYSTEM                 LIST           GROSS DIST.    NET DIST.      INSTALLATION/SERVICE    COMMISSION
                                      PRICE          PRICE (1)      WARRANTY/ AND TRADING
                                                                    ALLOWANCE
---------------------- -------------- -------------- -------------- ----------------------- --------------------
BASIC PEACOCK(R)(2)          $465,400  $[* * *]       $[* * *]            $[* * *]              $[* * *]

PEACOCK+ (2)                 $493,880  $[* * *]       $[* * *]            $[* * *]              $[* * *]

STEREOTACTIC                 $507,930  $[* * *]       $[* * *]            $[* * *]              $[* * *]
PEACOCK (2)

MImiC(R)                     $227,400  $[* * *]       $[* * *]            $[* * *]              $[* * *]

CORVUS(R)                    $200,000  $[* * *]       $[* * *]            $[* * *]              $[* * *]

CORVUS + (2)                 $225,545  $[* * *]       $[* * *]            $[* * *]              $[* * *]

         BAT(R)              $165,000  $[* * *]       $[* * *]            $[* * *]              $[* * *]

RAPTOR 3D(TM)(3)             $150,000  $[* * *]       $[* * *]            $[* * *]              $[* * *]

RAPTOR EXP. 2D (3)            $95,000  $[* * *]       $[* * *]            $[* * *]              $[* * *]

RAPTOR 2D (32)                $65,000  $[* * *]       $[* * *]            $[* * *]              $[* * *]


(1)  After deduction of installation/service/warranty and training allowance

(2)  See table below for package components

(3)  No branchytherapy
--------------------------------------------------------------------------------

Footnote: The exception to this pricing is the one time [* * *] discount previously offered for the Sun Yat Sen site.

                      PACKAGE COMPONENTS
                      ------------------

     CORVUS+             BASIC PK         PK+PKG                 STEREO. PK PKG
     -------             --------         ------                 --------------

     CORVUS              CORVUS           CORVUS                 CORVUS

     IMAGE FUSION        MImiC            MImiC                  MImiC

     PHANTOM PLAN        CRANE II         CRANE II               CRANE II

     VERIFICATION                         HEAD FIXATION          HEAD FIXATION
     PHANTOM
                                                                 STEREOTACTIC
                                                                 PACKAGE

Additional options are offered at a [* * *] discount.

------------------

* * * Confidential material redacted and filed separately with the Commission.

                                   SCHEDULE B

1. Promotion and Solicitation. Distributor shall, actively, faithfully and diligently use its best efforts to promote, market and sell the Products by regularly contacting and visiting existing and potential Customers in the Territory. Distributor shall maintain an adequate and properly trained sales force to properly carry out its duties under this Agreement; it being understood, however, that such personnel will be employees of Distributor and that Distributor, in so employing such personnel, is acting individually and not as an agent for Company. Distributor shall follow up sales leads supplied by Company and furnish results of follow-up to Company within a reasonable time. Distributor shall, at all times, comply with the sales policies established by Company.

2. Use of Products. Distributor shall be fully cognizant of the proper uses, applications and limits of operation of the Products, and shall become and shall cause its personnel to become familiar with all instructions published by Company of the use of the Products. In selling the Products, Distributor will exercise its informed independent judgment as to whether the Products will meet Customer needs. If Distributor is unable, based on its experience and knowledge, to exercise such informed judgment, it will contact Company before soliciting any order for the Products. Distributor hereby acknowledges that it has received various Company publications containing instructions and cautions concerning the Products. Distributor shall notify Company of any design or other defects with respect to the Products and any suggestions for improvements thereto immediately upon becoming aware thereof.

3. Installation, Service, Warranty and Training. In reference to Section 2. (g) of this agreement, Distributor shall provide quick and expedient installation, service, warranty and training upon request of all Customers within the Territory and shall promptly attend to all Customers complaints, consulting with Company as necessary. Distributor shall install, or have installed, in accordance with all installation instructions, all Products sold in the Territory. Distributor shall instruct all Customers on proper Product use and maintenance.

4. Reports. Distributor shall discuss and show on a regular, semiannual basis, progress reports, future orders, Product units in use, customer information and feedback, market information for the Products in the Territory, a summary of Distributor's activities relating to installation and servicing of the Products and such other matters as Company may reasonably request.

5. Facility. Distributor shall maintain an office which shall be open and staffed by qualified personnel during normal business hours in Taiwan.

6. Advertising. Distributor shall promote the Products through promotional or merchandising campaigns, attend trade meetings, shows and conventions and do such other promotion as, in its considered judgment, will advance the sale of the Products in the Territory. Notwithstanding the foregoing, Distributor shall neither distribute nor use any advertising matter relating to the Products, whether written or oral, without the express written consent of Company.

7. Product Liability Insurance. Supplier shall, at Suppliers sole cost and expense, obtain product liability insurance, naming Company as an additional insured, in form and substance satisfactory to Company.

8. Compliance with Laws. Distributor shall notify Company of the existence and content of any mandatory provision of unusual or special laws in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter. Distributor shall advise Company of any special or unusual safety standards, specifications, labeling and other requirements imposed by law or regulation in the Territory applicable to the Products. In particular, Distributor shall comply with any and all governmental laws and regulations and orders that may be applicable to Distributor by reason of the execution and performance of this Agreement, including any and all laws, regulations or orders that govern or affect the ordering, shipment, sale (including government procurement), delivery and redelivery of the Products in the Territory.

9. Distributor shall comply with all reporting requirements of NOMOS to include supplying NOMOS with necessary complaints, actions taken to relieve complaints and any follow up requirements.

                                  ATTACHMENT A

                         ADDITIONAL TERMS AND CONDITIONS

Equipment

1.1 Risk of loss and title to the Equipment described in the Proposal shall vest in Customer upon date of Delivery. Delivery means the date NOMOS delivers the Equipment to a carrier of its choice. NOMOS will retain a security interest in the Equipment until the Total Price for the "PRODUCT" is paid in full. Customer will execute financing statements requested by NOMOS to perfect its security interest in the Equipment. Customer shall keep the Equipment in good order and repair until the Total Price for the "PRODUCT" has been paid in full.

Software

2.1 NOMOS grants Customer a nonexclusive, non-transferable, perpetual license to use the Software described in the Proposal only for Customer's own internal use and only on the Equipment which is part of the NOMOS 'PRODUCT". Customer will not modify, reverse assemble, or reverse compile the Software. NOMOS may immediately terminate Customer's license to use the Software upon written notice to Customer in the event Customer breaches any provision of Section 2.1 or Section 6.1 of this Attachment.

Warranty

3.1 NOMOS warrants that for one (1) year following completion of Acceptance Testing (defined as demonstration of Product to meet its specifications), the Equipment and the Software will substantially conform to the applicable Documentation. NOMOS does not warrant that the Equipment and/or the Software will meet Customer's requirements, that the operation of the Equipment or Software will be uninterrupted, or that the Software win be free of errors.

3.2 NOMOS will make reasonable efforts to correct any breach of warranty specified in Section 3.1 during the Warranty Period. If NOMOS cannot correct the breach of warranty, NOMOS shall, at NOMOS' option, (i) replace the Equipment or Software, or (ii) return the Total Price for the NOMOS "PRODUCT" to Customer, less a reasonable fee for Customer's use of the NOMOS "PRODUCT". If NOMOS determines that any alleged breach of warranty is caused by one of the factors listed in Section 3.3, Customer agrees to pay NOMOS its then current time and materials rates for investigating and/or correcting the problem.

3.3 The following acts shall void the warranty obligations of NOMOS: (i) modification or attempted modification of the Equipment and/or the Software;
(ii) failure to implement corrections, improvements, or revisions to the Equipment and/or the Software provided by NOMOS; (iii) use of any unauthorized hardware with the Software or any unauthorized software with the Equipment; or
(iv) failure to fulfill Customer's obligations regarding the NOMOS "PRODUCT"

3.4 THE WARRANTY CONTAINED IN THIS SECTION IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

Limitation of Liability

4.1 IN NO EVENT SHALL NOMOS's LIABILITY TO CUSTOMER EXCEED THE TOTAL PURCHASE PRICE FOR THE NOMOS "PRODUCT". NO ACTION REGARDLESS OF FORM MAY BE BROUGHT BY CUSTOMER AGAINST NOMOS MORE THAN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ARISEN.

4.2 NOMOS SHALL NOT BE LIABLE TO CUSTOMER OR TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER EVEN IF NOMOS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Indemnification

5.1 If promptly notified in writing by Customer of an action, NOMOS agrees to defend or settle at its option, and hold Customer harmless from, any action at law or in equity arising from a claim that Customer's use of the NOMOS "PRODUCT" infringes any United States patent or copyright; provided that Customer gives NOMOS the right to control and direct the investigation, preparation, defense, and settlement of each claim and Customer fully cooperates with NOMOS or its designee in connection with any and all claims. NOMOS shall have no liability for claims based on Customer's use of the NOMOS "PRODUCT" with other programs or data, or unauthorized hardware, or any modifications to the NOMOS "PRODUCT".

5.2 Customer shall indemnify, save harmless and defend NOMOS at Customer's expense from and against any losses, damages, claims, or liabilities of any nature, including but not limited to costs, expenses and reasonable attorney's fees, which are threatened, brought against or incurred by NOMOS caused by Customer's failure to comply with its obligations.

Confidentiality

6.1 Customer acknowledges that the NOMOS "PRODUCT" contains confidential, proprietary and trade secret information of NOMOS and other third parties ("Confidential Information"). Customer will not disclose, allow to be disclosed or otherwise make available any Confidential Information to any third party without the express written consent of NOMOS. Customer agrees to take the same precautions to protect the confidentiality of the Confidential Information as it takes to protect Customer's own confidential information.

Equal Employment Opportunity/ Affirmative Action Compliance

7.1 Incorporated into this Agreement are the provisions of Section 202 of Executive Order 11246 as well as its implementing regulations; Section 503 of the Rehabilitation Act of 1973, as mended; and the Vietnam Era Veterans Readjustment Act. NOMOS certifies that it does not maintain any racially segregated facilities; that unless otherwise exempt, it has developed and maintains an Affirmative Action Program pursuant to 31 CFR 60-2: and that unless otherwise exempt, it has filed an Annual Report EEO-1 with the Joint Reporting Committee. The parties to this Agreement represent and warrant that they each believe in good faith that they are in compliance with all of the Federal, State, and local laws which govern employment relationships and that neither party will, during the performance of this Agreement, engage in any discrimination based upon race, color, sex, religion, national origin, disability or veteran's status.

Force Majeure

8.1 In the event that either party shall be delayed or hindered in, or prevented from, the performance of any work, service or other acts required under this Agreement to be performed by the party and such delay or hindrance is due to strikes, lockouts, acts of God, governmental. restrictions, enemy act, civil commotion, unavoidable fire or other casualty, or other causes of a like nature, service or other act shall be excused for a period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute a termination of this Agreement. The provisions of this paragraph shall not operate to excuse Customer from promptly remitting any payments due hereunder. Written notice of any such delays, other than temporary or emergency interruptions, shall be given to the other party as well as written notice of the cessation of the same.

Default and Termination

9.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" under this Agreement:

      Payment Default. Failure by Customer to remit any payment provided for under this Agreement for a period of seven (7) days after written notice from NOMOS to Customer that such payment is due and unpaid.

      Non-Performance Default. Failure by Customer to perform or observe any other covenant or condition contained in this Agreement which failure shall continue for a period of thirty (30) days after written notice thereof by NOMOS to Customer.

      Assignment for Benefit of Creditors. An assignment by Customer for the benefit of creditors or the appointment of a receiver for Customer by legal proceedings or otherwise.

      Bankruptcy. Institution of bankruptcy proceedings by Customer, or institution of bankruptcy proceedings against Customer which are not withdrawn or dismissed within sixty (60) days after the institution of said proceedings.

9.2 Termination. In the event that Customer commits or allows an Event of Default to occur or NOMOS terminates Customer's license to use the Software pursuant to Section 2.1 herein, an amounts payable hereunder shall, at NOMOS's option, immediately become due and payable as if by the terms of this Agreement it were all payable in advance. At such time NOMOS may also serve Customer with written notice as to the effective date of termination of the Agreement. In such event, Customer shall have no right to avoid such termination by payment of any sum due or by the performance of any condition, term or covenant broken. Notwithstanding any statute, rule or law or decision of any court to the contrary, Customer shall remain liable even after termination of this Agreement, for the Total Price or any portion thereof due or to become due hereunder.

Miscellaneous

10.1 This Agreement is not transferable or assignable by Customer and any attempted transfer or assignment will be void and of no force and effect. This Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all other contemporaneous or prior written or oral agreements, representations or communications relating to the subject matter of this Agreement. All notices under this Agreement shall be effective when sent by overnight courier or certified mail, postage prepaid, to the other party at the other party's last known address. Any failure of either party to enforce any of the provisions of this Agreement will not be construed as a waiver of such provisions or the right thereafter to enforce each and every such provision. This Agreement may only be amended by a written amendment signed by both parties.